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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    As independent public accountants, we consent to the incorporation by reference in this Amendment No. 2 to the registration statement of Foodbrands America, Inc. on Form S-3 (File No. 333-01911) of our report dated September 22, 1995, on our audit of the financial statements of TNT Crust, Inc. as of August 31, 1995, and for the year then ended, which report is included in Foodbrands America, Inc.'s Amendments One, Two and Three on Form 8-K/A (filed on February 26 and 29, and April 25, 1996, respectively) to the Current Report on Form 8-K dated December 11, 1995. We also consent to the reference to our firm under the caption "Independent Public Accountants."


                                          ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
May 9, 1996